UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 7, 2026, Genco Shipping & Trading Limited (“Genco”) issued a letter to its shareholders, issued a press release, posted a communication on its LinkedIn account, utilized a script for its quarterly earnings call, and updated its website at www.GencoDrivesSuperiorreturns.com. Copies of the materials can be found below:

Shareholder Letter

Protect Your Genco Investment

Dear Fellow Genco Shareholders,

Take action today and vote FOR the reelection of Genco’s highly qualified directors on the WHITE proxy card to protect your Genco investment and realize the significant upside potential of Genco.

As a shareholder, you deserve to continue benefiting from Genco’s low-leverage, high dividend model. The Board has overseen the development and execution of its Comprehensive Value Strategy that underpins this model, which has enabled us to pay 27 consecutive quarterly dividends, deliver outsized shareholder returns of 197%[1] and positioned Genco to continue creating value.

Notably, our Q1 2026 dividend increased 133% year-over-year. Projections show a Q2 2026 dividend of approximately $0.70 per share, a 367% increase year over year.[2] Assuming the current forward freight rate curve for the balance of the year, our dividend formula would produce a total dividend of $2.50 per share in 2026.2

Your Genco investment and future dividends, however, are at serious risk. Diana Shipping Inc. (“Diana”), one of our direct competitors, is attempting to take control of Genco at a discount to the market value of our assets (NAV) and without paying an appropriate control premium. In furtherance of its takeover agenda, Diana has rapidly acquired a significant ownership stake in Genco, made a series of inadequate private and public acquisition proposals, launched a tender offer, and is now attempting to replace the entire Genco Board with its handpicked slate of directors.

To be clear, Diana’s proxy contest is not a vote on whether to approve or reject Diana’s acquisition proposals – it is a vote on whether to give Diana’s nominees control of the Board and the Company. If elected, Diana’s handpicked director nominees could take actions that risk destroying shareholder value or enriching Diana and its insiders at the expense of Genco shareholders.

We strongly believe Genco’s highly qualified and experienced nominees have served Genco shareholders well and are best positioned to guide the Company forward, drive superior returns and create value for all shareholders.

You can protect your Genco investment and access to future sizeable dividends today by voting the WHITE proxy card FOR the reelection of Genco’s highly qualified, independent Board of Directors and WITHHOLD on Diana’s nominees.

For additional information, shareholders can visit: www.GencoDrivesSuperiorReturns.com.

VOTE THE WHITE PROXY CARD TO CONTINUE BENEFITTING FROM GENCO’S COMPREHENSIVE VALUE STRATEGY

Over the past five years,[3] Genco’s Board and management team have successfully executed the Company’s Comprehensive Value Strategy, enabling us to outperform the industry and positioning the Company for continued value creation.

Notable progress includes:

•	$310 million or $7.16 per share dividends paid to shareholders. Our strategy prioritizes driving significant returns to shareholders through our clear dividend policy, which has paid 27 consecutive quarterly dividends to shareholders, the longest uninterrupted period in the drybulk industry. Our shareholders are poised to continue receiving sizeable dividends under the strategic guidance and stewardship of Genco’s Board and management, as we operate in a strengthening drybulk market.

•	$557 million invested in modern, fuel-efficient, premium-earning vessels. Our Board and management team have strategically structured our fleet with vessels that target drybulk sectors with compelling supply and demand fundamentals. We have increased the number of premium earning ships in our fleet, enhancing Genco’s ability to capture even more upside in a rising drybulk market and pay sizeable and growing dividends to our investors.

•	$119 million debt reduced, supporting Genco’s industry-low leverage and breakeven level. We have reduced our debt significantly, providing Genco a foundation to return capital to shareholders and take advantage of growth opportunities in diverse rate environments. In addition, our meaningful cash flow generation and industry-low breakeven levels enhances our earnings power.

GENCO IS OUTPERFORMING THE MARKET AND PEERS

The successful execution of our strategy has delivered compelling shareholder returns, outperforming the market and peers.

TSR[4]	GNK	DSX	Peer Median[5]	S&P 500
1-year	100%	92%	92%	31%
3-year	121%	(9%)	53%	83%
5-year	131%	33%	104%	86%
Since Announcement of Comprehensive Value Strategy[1]	197%	50%	138%	88%

GENCO IS FIRING ON ALL CYLINDERS

The strategic steps our Board has taken to advance Genco’s strategy and market position, together with a platform that can capture upside in a strengthening drybulk market, is driving strong cash flows and shareholder returns.

Key highlights from our first quarter 2026 financial results include:

•	Net income of $9.3 million and adjusted EBITDA of $36.2 million,[6] up 358% year-over-year

•	Average daily fleet-wide time charter equivalent (“TCE”) of $19,346 per day, strongest Q1 TCE since 2022[6]

•	Dividends of $0.35 per share, 133% higher year-over-year

Genco is unquestionably on the right course, executing a strategy that is driving value creation for all shareholders.

Our momentum has continued. In the second quarter of 2026, our estimated TCE to date is approximately $23,900, representing an increase of 76% year over year. Projections show a Q2 2026 dividend of approximately $0.70 per share, a 367% increase year over year. 2 Assuming the current forward freight rate curve for the balance of the year, our dividend formula would produce a total dividend of approximately $2.50 per share for 2026.2

We are confident Genco is well positioned to capitalize on the strengthening drybulk market and continue generating superior returns and shareholder value in 2026 and beyond.

GENCO’S BOARD IS HIGHLY QUALIFIED, EXPERIENCED AND COMMITTED TO INDUSTRY-LEADING GOVERNANCE

Genco maintains high standards of corporate governance that have distinguished the Company from its peers and underpinned its shareholder-focused outperformance.

•	A majority independent, diverse Board with 50% female directors.

•	The only U.S.-listed drybulk shipping company with no related-party transactions.

•	The only U.S.-listed drybulk company with an annually elected board.

•	Consistently ranked in the top quartile of the Webber Research ESG Scorecard, significantly higher than Diana, which is ranked in the third quartile.

Our Board of Directors consists of highly engaged, experienced leaders who are proven stewards of capital and deeply committed to driving shareholder value. Our directors bring extensive expertise across relevant areas to our business, including shipping, fleet and technical management, commercial operations, capital allocation, financial reporting and M&A. This breadth of experience, combined with a disciplined and open-minded approach to evaluating strategic and value-creation opportunities, enables the Board to provide effective oversight.

GENCO’S HIGHLY QUALIFIED NOMINEES
Paramita Das	• Seasoned strategy and marketing executive with over 20 years of commodities and trading experience. Former Chief Strategy Officer of a publicly-traded sustainable energy company and previous Global Head of Marketing, Development and ESG, Metals and Minerals for a leading global mining group
Kathleen C. Haines	• Nearly 30 years of global shipping experience, including serving as public company CFO of a U.S.-based global shipping company and CFO of a privately held global maritime company specializing in the commercial management of a global fleet of oil tanker vessels. Ms. Haines is a CPA
Basil G. Mavroleon	• 50-plus years of shipping industry experience, serving in senior leadership roles at one of the oldest and largest U.S. tanker brokerages and as Managing Director of a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage
Karin Y. Orsel	• Executive and entrepreneur with more than 30 years of shipping industry experience, including as CEO of a firm she founded that provides technical management services to a diverse fleet of vessels
Arthur L. Regan	• Over 30 years of shipping experience, including serving as CEO of multiple maritime companies, as well as managing and investing across global shipping markets
John C. Wobensmith	• Genco’s CEO and Chairman, brings more than 30 years of shipping industry experience and expertise in every aspect of the business including capital allocation, M&A, commercial, technical and operations

The Genco Board has a track record of generating meaningful returns and value for Genco shareholders—they are architects of the Comprehensive Value Strategy that has delivered superior returns, compelling dividends and disciplined capital allocation across drybulk market cycles.

Vote FOR the reelection of Genco’s nominees on the WHITE proxy card to maintain the strong corporate governance that benefits all Genco shareholders.

DIANA’S AGENDA: TAKE CONTROL OF GENCO ON THE CHEAP

Diana is a direct competitor of Genco, and we believe they have a simple agenda—to take control of Genco at a low, opportunistic and discounted price. To achieve its self-serving objective, Diana has made a series of inadequate unsolicited acquisition proposals, acquired a significant stake in Genco’s stock, nominated directors to replace the entire Genco Board, and commenced a tender offer.

Our Board responded to Diana appropriately at every turn in accordance with its fiduciary duties and its commitment to maximizing shareholder value.

Implementing a Rights Plan to Protect Genco Shareholders

The Board’s actions included adopting a shareholder rights plan only when it became absolutely necessary in direct response to Diana’s rapid accumulation of Genco stock, which was potentially improperly disclosed.[7]

The rights plan is designed to prevent a shareholder like Diana from disenfranchising other shareholders by obtaining control of the Company through share acquisitions rather than a negotiated transaction that would enable all Company shareholders to realize the long-term value of their investment and allow the Board to fulfill its fiduciary duties on behalf of all shareholders.

The Board has put the rights plan up for a vote at the Annual Meeting and recommends shareholders vote FOR the proposal on the WHITE proxy card.

Reviewing and Rejecting Diana’s Inadequate Acquisition Proposals

Diana’s hostile campaign for Genco has also included a series of low-ball private and public offers that would give Diana control of Genco without paying an appropriate control premium.

•	In 2024, following Genco’s initial outreach to Diana to discuss a potential business combination, Diana proposed to acquire 30% of Genco’s stock in exchange for certain ships, make Diana’s CEO chair of the Genco Board and have a Diana affiliate take over technical management of some or all of Genco’s fleet. Through these proposals, Diana would have obtained effective control without paying a premium, as well as the ability to transfer value from Genco and its shareholders to Diana.

•	In November 2025, Diana made an indicative, non-binding proposal to acquire Genco for $20.60 per share, followed by a revised offer for $23.50 per share in March 2026 (the “March 2026 Proposal”). While Diana cites a premium to an arbitrary “undisturbed” share price back in November 2025, that reference point is not relevant. We believe the increase in our share price since that time reflects the success of our value strategy, strong operational and financial performance and the strengthening drybulk market. In fact, the March 2026 Proposal represented only a 1% “premium” to Genco’s closing price the day prior to the offer.

Our Board established a committee comprised of independent directors, which evaluated Diana’s recent proposals with the assistance of external advisors, including through the March 2026 Proposal. The committee – and then the full Board – unanimously rejected the acquisition proposals, determining they undervalued the Company, were below Genco’s net asset value (NAV) and failed to provide an appropriate premium for control of the Company.

As part of its review, our Board determined Diana’s March 2026 Proposal was:

•	Substantially below Genco’s intrinsic value, especially in light of Genco’s:

o	high-quality and growing modern fleet;

o	leading commercial operating platform;

o	established technical management business;

o	strong balance sheet;

o	spot charter-focused commercial strategy;

o	track record of durable cash flow generation across cycles;

o	execution of a low leverage, high capital return business model;

o	superior returns; and

o	sizeable operating leverage in a strengthening drybulk market.

•	Lacked an appropriate premium to NAV. The proposal was well below Genco’s mean sell-side analyst NAV estimate of $25.00 at the time Genco’s Board evaluated it and is still below the current mean estimate of $25.80 and the current median estimate of $26.50 in a period of rising asset values across the industry.[8] This reflects increased analyst estimates from Genco’s sell-side analysts,[9] making the Diana proposal even more inadequate.

•	Included a “fire sale” of 16 Genco vessels to a direct competitor, Star Bulk, highlighting the extent to which Diana’s proposal deprives Genco shareholders of full value. Under the agreement, the vessels would be sold to Star Bulk at a valuation 16% below the average broker valuation.[10]

Diana commenced a conditional tender offer on May 4, 2026 at the same $23.50 price as Diana’s March 2026 Proposal. The offer is under consideration by Genco’s Board. Shareholders do not need to take any action with respect to this tender offer. Our Board will file a formal recommendation with respect to the tender offer with the U.S. Securities and Exchange Commission in due course.

Star Bulk’s President Hamish Norton himself has said that any transaction would need to be made at a premium to NAV: “…it’s pretty hard to take over a shipping company at less than NAV plus some premium, because the board is going to demand basically at least liquidation value of the hard assets.”[11]

Remaining Open to Good Faith Engagement

Our Board has made it clear: we are open to engaging with Diana in good faith, if Diana provides an offer that appropriately values Genco and adequately rewards all shareholders. The March 2026 Proposal of $23.50 per share simply does not meet that standard.

Our Board has sought to engage constructively with Diana. Genco has also offered to meet directly to discuss alternative transaction structures that would serve the best interests of all shareholders. This included a potential acquisition of Diana by Genco, which the Board determined would create the most value for both companies’ shareholders. Genco even sent a formal letter to Diana asking them to come to the table about this transaction structure.

Diana has consistently refused to engage on such a structure and failed to present a proposal with a sufficient basis for discussions. Instead, Diana has chosen to commence a tender offer and nominate a handpicked slate of directors to seize control of your Board and your company.

YOU SHOULD REJECT DIANA’S NOMINEES – THERE IS NO BASIS FOR TRUSTING DIANA

We urge Genco shareholders to reject Diana’s nominees given their close ties to Diana and the risks of what could happen if they take over the Genco Board.

You should not trust Diana or its nominees to act on your behalf or do the right thing for Genco shareholders.

Diana is an insider-controlled business that we believe has been run to enrich Diana insiders at the expense of other shareholders. Diana’s insiders have a record of taking control without paying a premium for doing so, related-party transactions and poor strategic decisions that have transferred control and value from Diana shareholders to the Diana insiders.

Diana’s nominees could force Genco into a sale at an inadequate price that deprives shareholders of the full value of their investment. Allowing Diana’s nominees to gain control of the Genco Board would also create the clear risk that other value-destructive actions similar to what has occurred at Diana could be imposed on Genco shareholders.

GENCO SHAREHOLDERS SHOULD KNOW ABOUT DIANA’S HISTORY OF SELF-DEALING AND SHAREHOLDER VALUE DESTRUCTION

Diana’s insiders have a history of taking control without paying a premium for doing so.

•	Significant familial ties run through the Board – Simeon Palios, Chairman, is the father of CEO Semiramis Paliou.

•	Ms. Paliou was given the title of CEO[12] following the tenure of her father, Mr. Palios.

•	Diana later issued super voting preferred shares that gave the Palios family insiders a dominant voting stake, for which they paid less than $1.5 million to Diana.[13] As a result, Ms. Paliou and Diana’s other directors and officers hold a controlling voting block.[14]

Diana has a record of related-party transactions that paid Diana’s insiders $35 million[15] over the last five years.

•	Among many other related-party transactions, Diana paid millions for brokerage services from Steamship Shipbroking Enterprises Inc., an affiliated entity controlled by Ms. Paliou, CEO of Diana.[16]

•	Diana even describes these payments as “executive compensation” in its most recent annual report.[17]

•	Diana has also paid millions to Altair Travel Agency, a Paliou controlled firm since 2015.[16]

•	Genco does not have relationships with related-party firms that divert money from shareholders to insiders or others they favor.

Diana has a track record of poor capital allocation and bad strategic decisions that have cost Diana’s shareholders value.

•	Diana strayed from its corporate strategy, investing shareholders’ capital in “special projects” such as wind farm support assets, which are well outside of the scope of Diana’s core drybulk business.[18]

•	Diana has historically issued shares below NAV levels that diluted shareholders.[19]

•	Diana’s fixed-rate chartering approach, which has included transactions below break-even levels, functions as a revenue ceiling — capping returns and preventing shareholders from benefiting when markets strengthen. It stands in stark contrast to Genco’s highly effective commercial strategy.[20]

In our view, these poor strategic and financial decisions have compounded into persistent underperformance and limited shareholder returns.

•	Diana has distributed a minimal $0.01 quarterly dividend to shareholders over each of the past six quarters during a firm drybulk market.

•	Over the past five years, Diana has generated a 33% TSR, significantly trailing both Genco’s 131% TSR and the median peer group[5] TSR of 104%, underscoring the magnitude of Diana’s underperformance.[4]

REPLACING THE BOARD WITH DIANA’S NOMINEES PUTS YOUR INVESTMENT AT SERIOUS RISK

Genco shareholders should be highly concerned about the prospects of Diana’s nominees taking over the Board and running Genco like Diana.

With control of the Board, they could do any of the following:

•	Approve a transaction at a price below the latest proposal or at a discounted price;

•	Take commercial actions that are unfavorable to Genco’s shareholders;

•	Enter into related-party transactions that may funnel money from Genco and its shareholders into entities controlled by Diana insiders, such as Steamship;

•	Change our low-leverage high dividend model, threatening shareholder returns;

•	Implement an ill-advised vessel chartering strategy like Diana’s that has prevented Diana from capturing the upside of the current strong market; and

•	Apply the same kinds of capital allocation decisions made by Diana over the last five years that have destroyed shareholder value.[21]

Your ability to continue benefiting from the upside of Genco, as well as future sizeable dividend payouts, would be at risk. The only way to prevent this from happening is by voting FOR Genco’s Directors and WITHHOLD on Diana’s nominees on the WHITE proxy card.

DIANA’S NOMINEES ARE NOT FIT TO JOIN THE GENCO BOARD

The Genco Board maintains high standards for its directors. Diana’s nominees do not meet them.

In furtherance of its commitment to strong governance, the Board’s Nominating and Corporate Governance Committee fully reviewed and considered Diana’s nominees and determined they are not fit to serve on the Genco Board. The nominees have:

•	Close personal or professional ties to Diana and its leadership;

•	Records of bankruptcy and shareholder value destruction by certain candidates[22]; and

•	No additional substantive skills or experience that are not already well represented on the highly qualified Genco Board.

Taken together, these concerns raise serious doubts about Diana’s nominees’ ability to oversee Genco effectively and act in the best interests of Genco shareholders.

1	Represents TSR since the closing price on April 19, 2021 (the last trading day before Genco publicly announced its Comprehensive Value Strategy).
2	Based on fixtures to date and assuming the market’s expected view of future freight rates for the balance of the year (the FFA curve). Given freight market volatility, the FFA curve is subject to change. Please refer to the appendix to our Q1 2026 earnings presentation posted on our website under “Investors – Events and Presentations” for further detail on assumptions used in our projections, including expenses and utilization rates.
3	Since April 2021, the beginning of implementation of our Comprehensive Value Strategy.
4	TSR, or total shareholder return, is defined as price return plus dividends reinvested. All values per FactSet as of May 6, 2026.
5	Peer Median excludes Genco. Peers are: Diana Shipping, Pacific Basin, Pangea Logistics, Safe Bulkers, Seanergy, Star Bulk, and Thoresen Thai Agencies.
6	We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see the end of this letter for a reconciliation table.
7	https://www.sec.gov/Archives/edgar/data/1326200/000091957425005889/0000919574-25-005889-index.htm.
8	Calculated based on NAV estimates published by SEB, Clarkson Securities, Fearnley Securities, Deutsche Bank and Pareto.
9	SEB, Deutsche Bank and Pareto.
10	Based on the average of two independent third party broker valuations as of April 15, 2026.
11	December 11, 2025 (Capital Link Panel).
12	https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000091957421002400/dsx-20201231.htm (p. 35).
13	sec.gov/Archives/edgar/data/1318885/000091957419000811/d8183574_6-k.htm; sec.gov/Archives/edgar/data/1318885/000091957421004215/d8865553_6-k.htm.
14	https://www.sec.gov/Archives/edgar/data/1318885/000156276226000030/dsx-20251231.htm (p. 37, 91-92).
15	https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276226000030/dsx-20251231.htm; https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276225000050/dsx-20241231.htm; https://www.sec.gov/ix?doc=/Archives/edgar/data/1318885/000110465922051154/dsx-20211231x20f.htm; https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000091957421002400/dsx-20201231.htm.
16	https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276226000030/dsx-20251231.htm#a55253 (p. 93-94).
17	https://www.dianashippinginc.com/wp-content/uploads/2026/03/dsi-2025-20f-form.pdf (p. 88)
18	In 2023, Diana entered into a joint venture to build specialized offshore wind farm support vessels, assets that operate in a market entirely different than Diana’s core drybulk business. https://www.rechargenews.com/wind/greek-shipowner-diana-enters-offshore-wind-vessel-sector-with-newbuilding-deal/2-1-1540237.
19	Diana Shipping’s FY 2022 Form 20-F references the August 2022 acquisition of nine Ultramax vessels from Sea Trade Holdings for $330,000, of which $110,000 was paid through the issuance of 18,487,393 newly issued common shares of the Company at a time when Diana was trading at a substantial discount to NAV of almost 25%. This action was repeated in January 2023 when Diana took delivery of another Ultramax and paid partly in cash as well as the issuance of 2,033,613 newly issued common shares when Diana was trading at a discount to NAV of more than 10%. https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276223000136/dsx-20221231.htm (p. 44).
20	Alongside our Comprehensive Value Strategy, we operate a differentiated, spot-focused commercial strategy that creates significant operating leverage and positions us to outperform the market and deliver superior returns.
21	https://www.dianashippinginc.com/diana-shipping-inc-becomes-partner-in-a-commissioning-service-operation-vessels-project/?catslug=news, https://www.dianashippinginc.com/diana-shipping-inc-becomes-strategic-partner-in-two-7-500-cbm-semi-refrigerated-lpg-newbuildings/?catslug=news and https://www.dianashippinginc.com/diana-shipping-inc-announces-pro-rata-distribution-of-warrants-to-purchase-common-stock/?catslug=news.
22	Quentin Bruce Saones was one of the four Directors of Sterling Shipping Agencies Limited when it entered compulsory liquidation in July 2023. Jens Ismar served as CEO of Bulk Invest (formerly part of Western Bulk), which filed for bankruptcy in March 2016. During Gustav Brun-Lie’s less than three years as CEO of Statt Torsk ASA, he oversaw the destruction of more than 80% of the company’s shareholder value (from NOK2.50 at IPO on 4/23/2021 to NOK0.53 on 2/1/2024, the last trading date per Factset) before merging it into a sector competitor at a near all-time low share price.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

Genco’s Board and management team have built a strong, differentiated drybulk shipping company and are executing a disciplined capital allocation strategy that has driven outperformance and superior returns.

Don’t let Diana risk your investment by taking over Genco without paying shareholders an appropriate value. Diana’s nominees introduce significant risks to Genco shareholders – even adding just one to the Board could disrupt our meaningful progress.

It is up to you to take action and protect your investment today. Vote “FOR” the reelection of Genco’s six directors and according to the Board’s other recommendations on the Company’s WHITE proxy card, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals. You can vote by telephone, online, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

John C. Wobensmith Kathleen C. Haines
Chairman of the Board and Lead Independent Director
Chief Executive Officer

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

Important Information for Investors and Shareholders

This release does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

On May 7, 2026, the Company filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s definitive proxy statement on Schedule 14A in connection with the 2026 Annual Meeting of Shareholders, filed with the SEC on May 7, 2026 (available here [insert hyperlink]). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.

EBITDA Reconciliation and Time Charter Equivalent Reconciliation

1)	EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)	We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.

5)	We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.

7)	We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.

9)	We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2026 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

10)	We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Press Release

Genco Shipping & Trading Limited Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” the Reelection of Genco’s Highly Qualified and Experienced Board on the WHITE Proxy Card Today – and “WITHHOLD” on Diana’s Nominees

Genco’s Board Are Architects of the Comprehensive Value Strategy that is Delivering Superior Returns and Value with Upside Potential

Diana’s Handpicked Nominees are Not to be Trusted

Protect Your Investment and Future Dividends – Do Not Let Diana Take Control of Genco on the Cheap

For More Information Visit www.GencoDrivesSuperiorReturns.com

NEW YORK, May 7, 2026 (GLOBE NEWSWIRE) – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that it has filed its definitive proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”), scheduled to be held on June 18, 2026. Shareholders of record as of the close of business on April 28, 2026, will be entitled to vote at the meeting.

In connection with the definitive proxy filing, the Company has mailed a letter to Genco shareholders recommending they vote for the reelection of Genco’s six highly qualified directors on the WHITE proxy card – Paramita Das, Kathleen C. Haines, Basil G. Mavroleon, Karin Y. Orsel, Arthur L. Regan, and John C. Wobensmith.

Genco’s definitive proxy materials, as well as other shareholder resources regarding the 2026 Annual Meeting can be found at www.GencoDrivesSuperiorReturns.com.

The full text of the letter follows:

Vote the WHITE Proxy Card Today

Protect Your Genco Investment

Dear Fellow Genco Shareholders,

Take action today and vote FOR the reelection of Genco’s highly qualified directors on the WHITE proxy card to protect your Genco investment and realize the significant upside potential of Genco.

As a shareholder, you deserve to continue benefiting from Genco’s low-leverage, high dividend model. The Board has overseen the development and execution of its Comprehensive Value Strategy that underpins this model, which has enabled us to pay 27 consecutive quarterly dividends, deliver outsized shareholder returns of 197%1 and positioned Genco to continue creating value.

Notably, our Q1 2026 dividend increased 133% year-over-year. Projections show a Q2 2026 dividend of approximately $0.70 per share, a 367% increase year over year.2 Assuming the current forward freight rate curve for the balance of the year, our dividend formula would produce a total dividend of $2.50 per share in 2026.2

1 Represents TSR since the closing price on April 19, 2021 (the last trading day before Genco publicly announced its Comprehensive Value Strategy).

2 Based on fixtures to date and assuming the market’s expected view of future freight rates for the balance of the year (the FFA curve). Given freight market volatility, the FFA curve is subject to change. Please refer to the appendix to our Q1 2026 earnings presentation posted on our website under “Investors – Events and Presentations” for further detail on assumptions used in our projections, including expenses and utilization rates.

Your Genco investment and future dividends, however, are at serious risk. Diana Shipping Inc. (“Diana”), one of our direct competitors, is attempting to take control of Genco at a discount to the market value of our assets (NAV) and without paying an appropriate control premium. In furtherance of its takeover agenda, Diana has rapidly acquired a significant ownership stake in Genco, made a series of inadequate private and public acquisition proposals, launched a tender offer, and is now attempting to replace the entire Genco Board with its handpicked slate of directors.

To be clear, Diana’s proxy contest is not a vote on whether to approve or reject Diana’s acquisition proposals – it is a vote on whether to give Diana’s nominees control of the Board and the Company. If elected, Diana’s handpicked director nominees could take actions that risk destroying shareholder value or enriching Diana and its insiders at the expense of Genco shareholders.

We strongly believe Genco’s highly qualified and experienced nominees have served Genco shareholders well and are best positioned to guide the Company forward, drive superior returns and create value for all shareholders.

You can protect your Genco investment and access to future sizeable dividends today by voting the WHITE proxy card FOR the reelection of Genco’s highly qualified, independent Board of Directors and WITHHOLD on Diana’s nominees.

For additional information, shareholders can visit: www.GencoDrivesSuperiorReturns.com.

VOTE THE WHITE PROXY CARD TO CONTINUE BENEFITTING FROM GENCO’S COMPREHENSIVE VALUE STRATEGY

Over the past five years,3 Genco’s Board and management team have successfully executed the Company’s Comprehensive Value Strategy, enabling us to outperform the industry and positioning the Company for continued value creation.

Notable progress includes:

•	$310 million or $7.16 per share dividends paid to shareholders. Our strategy prioritizes driving significant returns to shareholders through our clear dividend policy, which has paid 27 consecutive quarterly dividends to shareholders, the longest uninterrupted period in the drybulk industry. Our shareholders are poised to continue receiving sizeable dividends under the strategic guidance and stewardship of Genco’s Board and management, as we operate in a strengthening drybulk market.

•	$557 million invested in modern, fuel-efficient, premium-earning vessels. Our Board and management team have strategically structured our fleet with vessels that target drybulk sectors with compelling supply and demand fundamentals. We have increased the number of premium earning ships in our fleet, enhancing Genco’s ability to capture even more upside in a rising drybulk market and pay sizeable and growing dividends to our investors.

•	$119 million debt reduced, supporting Genco’s industry-low leverage and breakeven level. We have reduced our debt significantly, providing Genco a foundation to return capital to shareholders and take advantage of growth opportunities in diverse rate environments. In addition, our meaningful cash flow generation and industry-low breakeven levels enhances our earnings power.

GENCO IS OUTPERFORMING THE MARKET AND PEERS

The successful execution of our strategy has delivered compelling shareholder returns, outperforming the market and peers.

3 Since April 2021, the beginning of implementation of our Comprehensive Value Strategy.

TSR[4]	GNK	DSX	Peer Median[5]	S&P 500
1-year	100%	92%	92%	31%
3-year	121%	(9%)	53%	83%
5-year	131%	33%	104%	86%
Since Announcement of Comprehensive Value Strategy[1]	197%	50%	138%	88%

GENCO IS FIRING ON ALL CYLINDERS

The strategic steps our Board has taken to advance Genco’s strategy and market position, together with a platform that can capture upside in a strengthening drybulk market, is driving strong cash flows and shareholder returns.

Key highlights from our first quarter 2026 financial results include:

•	Net income of $9.3 million and adjusted EBITDA of $36.2 million,[6] up 358% year-over-year
•	Average daily fleet-wide time charter equivalent (“TCE”) of $19,346 per day, strongest Q1 TCE since 2022[6]
•	Dividends of $0.35 per share, 133% higher year-over-year

Genco is unquestionably on the right course, executing a strategy that is driving value creation for all shareholders.

Our momentum has continued. In the second quarter of 2026, our estimated TCE to date is approximately $23,900, representing an increase of 76% year over year. Projections show a Q2 2026 dividend of approximately $0.70 per share, a 367% increase year over year. 2 Assuming the current forward freight rate curve for the balance of the year, our dividend formula would produce a total dividend of approximately $2.50 per share for 2026.2

We are confident Genco is well positioned to capitalize on the strengthening drybulk market and continue generating superior returns and shareholder value in 2026 and beyond.

GENCO’S BOARD IS HIGHLY QUALIFIED, EXPERIENCED AND COMMITTED TO INDUSTRY-LEADING GOVERNANCE

Genco maintains high standards of corporate governance that have distinguished the Company from its peers and underpinned its shareholder-focused outperformance.

•	A majority independent, diverse Board with 50% female directors.
•	The only U.S.-listed drybulk shipping company with no related-party transactions.
•	The only U.S.-listed drybulk company with an annually elected board.
•	Consistently ranked in the top quartile of the Webber Research ESG Scorecard, significantly higher than Diana, which is ranked in the third quartile.

Our Board of Directors consists of highly engaged, experienced leaders who are proven stewards of capital and deeply committed to driving shareholder value. Our directors bring extensive expertise across relevant areas to our business, including shipping, fleet and technical management, commercial operations, capital allocation, financial reporting and M&A. This breadth of experience, combined with a disciplined and open-minded approach to evaluating strategic and value-creation opportunities, enables the Board to provide effective oversight.

4 TSR, or total shareholder return, is defined as price return plus dividends reinvested. All values per FactSet as of May 6, 2026.

5 Peer Median excludes Genco. Peers are: Diana Shipping, Pacific Basin, Pangea Logistics, Safe Bulkers, Seanergy, Star Bulk, and Thoresen Thai Agencies.

6 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see the end of this letter for a reconciliation table.

GENCO’S HIGHLY QUALIFIED NOMINEES
Paramita Das	• Seasoned strategy and marketing executive with over 20 years of commodities and trading experience. Former Chief Strategy Officer of a publicly-traded sustainable energy company and previous Global Head of Marketing, Development and ESG, Metals and Minerals for a leading global mining group
Kathleen C. Haines	• Nearly 30 years of global shipping experience, including serving as public company CFO of a U.S.-based global shipping company and CFO of a privately held global maritime company specializing in the commercial management of a global fleet of oil tanker vessels. Ms. Haines is a CPA
Basil G. Mavroleon	• 50-plus years of shipping industry experience, serving in senior leadership roles at one of the oldest and largest U.S. tanker brokerages and as Managing Director of a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage
Karin Y. Orsel	• Executive and entrepreneur with more than 30 years of shipping industry experience, including as CEO of a firm she founded that provides technical management services to a diverse fleet of vessels
Arthur L. Regan	• Over 30 years of shipping experience, including serving as CEO of multiple maritime companies, as well as managing and investing across global shipping markets
John C. Wobensmith	• Genco’s CEO and Chairman, brings more than 30 years of shipping industry experience and expertise in every aspect of the business including capital allocation, M&A, commercial, technical and operations

The Genco Board has a track record of generating meaningful returns and value for Genco shareholders—they are architects of the Comprehensive Value Strategy that has delivered superior returns, compelling dividends and disciplined capital allocation across drybulk market cycles.

Vote FOR the reelection of Genco’s nominees on the WHITE proxy card to maintain the strong corporate governance that benefits all Genco shareholders.

DIANA’S AGENDA: TAKE CONTROL OF GENCO ON THE CHEAP

Diana is a direct competitor of Genco, and we believe they have a simple agenda—to take control of Genco at a low, opportunistic and discounted price. To achieve its self-serving objective, Diana has made a series of inadequate unsolicited acquisition proposals, acquired a significant stake in Genco’s stock, nominated directors to replace the entire Genco Board, and commenced a tender offer.

Our Board responded to Diana appropriately at every turn in accordance with its fiduciary duties and its commitment to maximizing shareholder value.

Implementing a Rights Plan to Protect Genco Shareholders

The Board’s actions included adopting a shareholder rights plan only when it became absolutely necessary in direct response to Diana’s rapid accumulation of Genco stock, which was potentially improperly disclosed.7

The rights plan is designed to prevent a shareholder like Diana from disenfranchising other shareholders by obtaining control of the Company through share acquisitions rather than a negotiated transaction that would enable all Company shareholders to realize the long-term value of their investment and allow the Board to fulfill its fiduciary duties on behalf of all shareholders.

The Board has put the rights plan up for a vote at the Annual Meeting and recommends shareholders vote FOR the proposal on the WHITE proxy card.

7 https://www.sec.gov/Archives/edgar/data/1326200/000091957425005889/0000919574-25-005889-index.htm.

Reviewing and Rejecting Diana’s Inadequate Acquisition Proposals

Diana’s hostile campaign for Genco has also included a series of low-ball private and public offers that would give Diana control of Genco without paying an appropriate control premium.

•	In 2024, following Genco’s initial outreach to Diana to discuss a potential business combination, Diana proposed to acquire 30% of Genco’s stock in exchange for certain ships, make Diana’s CEO chair of the Genco Board and have a Diana affiliate take over technical management of some or all of Genco’s fleet. Through these proposals, Diana would have obtained effective control without paying a premium, as well as the ability to transfer value from Genco and its shareholders to Diana.

•	In November 2025, Diana made an indicative, non-binding proposal to acquire Genco for $20.60 per share, followed by a revised offer for $23.50 per share in March 2026 (the “March 2026 Proposal”). While Diana cites a premium to an arbitrary “undisturbed” share price back in November 2025, that reference point is not relevant. We believe the increase in our share price since that time reflects the success of our value strategy, strong operational and financial performance and the strengthening drybulk market. In fact, the March 2026 Proposal represented only a 1% “premium” to Genco’s closing price the day prior to the offer.

Our Board established a committee comprised of independent directors, which evaluated Diana’s recent proposals with the assistance of external advisors, including through the March 2026 Proposal. The committee – and then the full Board – unanimously rejected the acquisition proposals, determining they undervalued the Company, were below Genco’s net asset value (NAV) and failed to provide an appropriate premium for control of the Company.

As part of its review, our Board determined Diana’s March 2026 Proposal was:

•	Substantially below Genco’s intrinsic value, especially in light of Genco’s:
o	high-quality and growing modern fleet;
o	leading commercial operating platform;
o	established technical management business;
o	strong balance sheet;
o	spot charter-focused commercial strategy;
o	track record of durable cash flow generation across cycles;
o	execution of a low leverage, high capital return business model;
o	superior returns; and
o	sizeable operating leverage in a strengthening drybulk market.

•	Lacked an appropriate premium to NAV. The proposal was well below Genco’s mean sell-side analyst NAV estimate of $25.00 at the time Genco’s Board evaluated it and is still below the current mean estimate of $25.80 and the current median estimate of $26.50 in a period of rising asset values across the industry.[8] This reflects increased analyst estimates from Genco’s sell-side analysts,[9] making the Diana proposal even more inadequate.

•	Included a “fire sale” of 16 Genco vessels to a direct competitor, Star Bulk, highlighting the extent to which Diana’s proposal deprives Genco shareholders of full value. Under the agreement, the vessels would be sold to Star Bulk at a valuation 16% below the average broker valuation.[10]

Diana commenced a conditional tender offer on May 4, 2026 at the same $23.50 price as Diana’s March 2026 Proposal. The offer is under consideration by Genco’s Board. Shareholders do not need to take any action with respect to this tender offer. Our Board will file a formal recommendation with respect to the tender offer with the U.S. Securities and Exchange Commission in due course.

8 Calculated based on NAV estimates published by SEB, Clarkson Securities, Fearnley Securities, Deutsche Bank and Pareto.

9 SEB, Deutsche Bank and Pareto.

10 Based on the average of two independent third party broker valuations as of April 15, 2026.

Remaining Open to Good Faith Engagement

Our Board has made it clear: we are open to engaging with Diana in good faith, if Diana provides an offer that appropriately values Genco and adequately rewards all shareholders. The March 2026 Proposal of $23.50 per share simply does not meet that standard.

Star Bulk’s President Hamish Norton himself has said that any transaction would need to be made at a premium to NAV: “…it’s pretty hard to take over a shipping company at less than NAV plus some premium, because the board is going to demand basically at least liquidation value of the hard assets.”11

Our Board has sought to engage constructively with Diana. Genco has also offered to meet directly to discuss alternative transaction structures that would serve the best interests of all shareholders. This included a potential acquisition of Diana by Genco, which the Board determined would create the most value for both companies’ shareholders. Genco even sent a formal letter to Diana asking them to come to the table about this transaction structure.

Diana has consistently refused to engage on such a structure and failed to present a proposal with a sufficient basis for discussions. Instead, Diana has chosen to commence a tender offer and nominate a handpicked slate of directors to seize control of your Board and your company.

YOU SHOULD REJECT DIANA’S NOMINEES – THERE IS NO BASIS FOR TRUSTING DIANA

We urge Genco shareholders to reject Diana’s nominees given their close ties to Diana and the risks of what could happen if they take over the Genco Board.

You should not trust Diana or its nominees to act on your behalf or do the right thing for Genco shareholders.

Diana is an insider-controlled business that we believe has been run to enrich Diana insiders at the expense of other shareholders. Diana’s insiders have a record of taking control without paying a premium for doing so, related-party transactions and poor strategic decisions that have transferred control and value from Diana shareholders to the Diana insiders.

Diana’s nominees could force Genco into a sale at an inadequate price that deprives shareholders of the full value of their investment. Allowing Diana’s nominees to gain control of the Genco Board would also create the clear risk that other value-destructive actions similar to what has occurred at Diana could be imposed on Genco shareholders.

GENCO SHAREHOLDERS SHOULD KNOW ABOUT DIANA’S HISTORY OF SELF-DEALING AND SHAREHOLDER VALUE DESTRUCTION

Diana’s insiders have a history of taking control without paying a premium for doing so.

•	Significant familial ties run through the Board – Simeon Palios, Chairman, is the father of CEO Semiramis Paliou.
•	Ms. Paliou was given the title of CEO[12] following the tenure of her father, Mr. Palios.
•	Diana later issued super voting preferred shares that gave the Palios family insiders a dominant voting stake, for which they paid less than $1.5 million to Diana.[13] As a result, Ms. Paliou and Diana’s other directors and officers hold a controlling voting block.[14]

Diana has a record of related-party transactions that paid Diana’s insiders $35 million15 over the last five years.

11 December 11, 2025 (Capital Link Panel).

12 https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000091957421002400/dsx-20201231.htm (p. 35).

13 sec.gov/Archives/edgar/data/1318885/000091957419000811/d8183574_6-k.htm; sec.gov/Archives/edgar/data/1318885/000091957421004215/d8865553_6-k.htm.

14 https://www.sec.gov/Archives/edgar/data/1318885/000156276226000030/dsx-20251231.htm (p. 37, 91-92).

15 https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276226000030/dsx-20251231.htm;
https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276225000050/dsx-20241231.htm;

•	Among many other related-party transactions, Diana paid millions for brokerage services from Steamship Shipbroking Enterprises Inc., an affiliated entity controlled by Ms. Paliou, CEO of Diana.[16]
•	Diana even describes these payments as “executive compensation” in its most recent annual report.[17]
•	Diana has also paid millions to Altair Travel Agency, a Paliou controlled firm since 2015.[16]
•	Genco does not have relationships with related-party firms that divert money from shareholders to insiders or others they favor.

Diana has a track record of poor capital allocation and bad strategic decisions that have cost Diana’s shareholders value.

•	Diana strayed from its corporate strategy, investing shareholders’ capital in “special projects” such as wind farm support assets, which are well outside of the scope of Diana’s core drybulk business.[18]
•	Diana has historically issued shares below NAV levels that diluted shareholders.[19]
•	Diana’s fixed-rate chartering approach, which has included transactions below break-even levels, functions as a revenue ceiling — capping returns and preventing shareholders from benefiting when markets strengthen. It stands in stark contrast to Genco’s highly effective commercial strategy.[20]

In our view, these poor strategic and financial decisions have compounded into persistent underperformance and limited shareholder returns.

•	Diana has distributed a minimal $0.01 quarterly dividend to shareholders over each of the past six quarters during a firm drybulk market.
•	Over the past five years, Diana has generated a 33% TSR, significantly trailing both Genco’s 131% TSR and the median peer group[5] TSR of 104%, underscoring the magnitude of Diana’s underperformance.[4]

REPLACING THE BOARD WITH DIANA’S NOMINEES PUTS YOUR INVESTMENT AT SERIOUS RISK

Genco shareholders should be highly concerned about the prospects of Diana’s nominees taking over the Board and running Genco like Diana.

With control of the Board, they could do any of the following:

•	Approve a transaction at a price below the latest proposal or at a discounted price;
•	Take commercial actions that are unfavorable to Genco’s shareholders;
•	Enter into related-party transactions that may funnel money from Genco and its shareholders into entities controlled by Diana insiders, such as Steamship;
•	Change our low-leverage high dividend model, threatening shareholder returns;
•	Implement an ill-advised vessel chartering strategy like Diana’s that has prevented Diana from capturing the upside of the current strong market; and

https://www.sec.gov/ix?doc=/Archives/edgar/data/1318885/000110465922051154/dsx-20211231x20f.htm;
https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000091957421002400/dsx-20201231.htm.

16 https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276226000030/dsx-20251231.htm#a55253 (p. 93-94).

17 https://www.dianashippinginc.com/wp-content/uploads/2026/03/dsi-2025-20f-form.pdf (p. 88)

18 In 2023, Diana entered into a joint venture to build specialized offshore wind farm support vessels, assets that operate in a market entirely different than Diana’s core drybulk business. https://www.rechargenews.com/wind/greek-shipowner-diana-enters-offshore-wind-vessel-sector-with-newbuilding-deal/2-1-1540237.

19 Diana Shipping’s FY 2022 Form 20-F references the August 2022 acquisition of nine Ultramax vessels from Sea Trade Holdings for $330,000, of which $110,000 was paid through the issuance of 18,487,393 newly issued common shares of the Company at a time when Diana was trading at a substantial discount to NAV of almost 25%. This action was repeated in January 2023 when Diana took delivery of another Ultramax and paid partly in cash as well as the issuance of 2,033,613 newly issued common shares when Diana was trading at a discount to NAV of more than 10%. https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276223000136/dsx-20221231.htm (p. 44).

20 Alongside our Comprehensive Value Strategy, we operate a differentiated, spot-focused commercial strategy that creates significant operating leverage and positions us to outperform the market and deliver superior returns.

•	Apply the same kinds of capital allocation decisions made by Diana over the last five years that have destroyed shareholder value.[21]

Your ability to continue benefiting from the upside of Genco, as well as future sizeable dividend payouts, would be at risk. The only way to prevent this from happening is by voting FOR Genco’s Directors and WITHHOLD on Diana’s nominees on the WHITE proxy card.

DIANA’S NOMINEES ARE NOT FIT TO JOIN THE GENCO BOARD

The Genco Board maintains high standards for its directors. Diana’s nominees do not meet them.

In furtherance of its commitment to strong governance, the Board’s Nominating and Corporate Governance Committee fully reviewed and considered Diana’s nominees and determined they are not fit to serve on the Genco Board. The nominees have:

•	Close personal or professional ties to Diana and its leadership;
•	Records of bankruptcy and shareholder value destruction by certain candidates[22]; and
•	No additional substantive skills or experience that are not already well represented on the highly qualified Genco Board.

Taken together, these concerns raise serious doubts about Diana’s nominees’ ability to oversee Genco effectively and act in the best interests of Genco shareholders.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

Genco’s Board and management team have built a strong, differentiated drybulk shipping company and are executing a disciplined capital allocation strategy that has driven outperformance and superior returns.

Don’t let Diana risk your investment by taking over Genco without paying shareholders an appropriate value. Diana’s nominees introduce significant risks to Genco shareholders – even adding just one to the Board could disrupt our meaningful progress.

It is up to you to take action and protect your investment today. Vote “FOR” the reelection of Genco’s six directors and according to the Board’s other recommendations on the Company’s WHITE proxy card, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals. You can vote by telephone, online, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

John C. Wobensmith	Kathleen C. Haines
Chairman of the Board and	Lead Independent Director
Chief Executive Officer

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

21 https://www.dianashippinginc.com/diana-shipping-inc-becomes-partner-in-a-commissioning-service-operation-vessels-project/?catslug=news, https://www.dianashippinginc.com/diana-shipping-inc-becomes-strategic-partner-in-two-7-500-cbm-semi-refrigerated-lpg-newbuildings/?catslug=news and https://www.dianashippinginc.com/diana-shipping-inc-announces-pro-rata-distribution-of-warrants-to-purchase-common-stock/?catslug=news.

22 Quentin Bruce Saones was one of the four Directors of Sterling Shipping Agencies Limited when it entered compulsory liquidation in July 2023. Jens Ismar served as CEO of Bulk Invest (formerly part of Western Bulk), which filed for bankruptcy in March 2016. During Gustav Brun-Lie’s less than three years as CEO of Statt Torsk ASA, he oversaw the destruction of more than 80% of the company’s shareholder value (from NOK2.50 at IPO on 4/23/2021 to NOK0.53 on 2/1/2024, the last trading date per Factset) before merging it into a sector competitor at a near all-time low share price.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.

Important Information for Investors and Shareholders

This release does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

On May 7, 2026, the Company filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the

Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s definitive proxy statement on Schedule 14A in connection with the 2026 Annual Meeting of Shareholders, filed with the SEC on May 7, 2026 (available here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.

EBITDA Reconciliation and Time Charter Equivalent Reconciliation

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited	$9,309	$(11,923)
+ Net interest expense	3,833	2,179
+ Depreciation and amortization	21,038	17,665
EBITDA(1)	$34,180	$7,921

+ Impairment of vessel assets	527	-
+ Net gain on sale of vessels	(2,075)	-
+ Other operating expense	3,826	-
+ Unrealized gain on fuel hedges	(238)	(6)
Adjusted EBITDA	$36,220	$7,915

	Three Months Ended
	March 31, 2026	March 31, 2025
FLEET DATA:	(unaudited)
Total number of vessels at end of period	44	42
Average number of vessels (2)	43.4	42.0
Total ownership days for fleet (3)	3,903	3,780
Total chartered-in days (4)	404	273
Total available days for fleet (5)	4,127	3,777
Total available days for owned fleet (6)	3,723	3,504
Total operating days for fleet (7)	4,104	3,732
Fleet utilization (8)	99.2%	98.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$19,346	$11,884
Daily vessel operating expenses per vessel (10)	6,805	6,592

1)	EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.
2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
3)	We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)	We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
6)	We define available days for the owned fleet as available days less chartered-in days.
7)	We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)	We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2026 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$114,429	$71,269
Voyage expenses (in thousands)	36,276	27,354
Charter hire expenses (in thousands)	6,096	2,285
Realized (loss) gain on fuel hedges (in thousands)	(40)	8
	72,017	41,638

Total available days for owned fleet	3,723	3,504
Total TCE rate	$19,346	$11,884

10)	We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com

LinkedIn Post

Genco Shipping & Trading Limited

Today, Genco filed its definitive proxy materials and mailed a letter to shareholders in connection with its 2026 Annual Meeting of Shareholders, to be held on June 18, 2026. Shareholders are strongly encouraged to vote “FOR” the reelection of Genco’s six highly qualified directors on the WHITE proxy card.

Genco’s Board and management team are successfully executing the Company’s Comprehensive Value Strategy, which has enabled us to pay 27 consecutive quarterly dividends, deliver outsized shareholder returns of 197% and positioned Genco to continue creating value.

One of Genco’s direct competitors, Diana Shipping, is seeking to take control of the Company at a discount to the market value of our assets (NAV) and without providing an appropriate control premium. To advance its takeover effort, Diana has nominated a slate of directors to replace the entire Genco Board – posing significant risks to shareholders.

Genco shareholders should protect their investments and access to future sizeable dividends today by voting the WHITE proxy card “FOR” the reelection of Genco’s highly qualified, independent Board of Directors and “WITHHOLD” on Diana’s nominees.

Read the letter we mailed to shareholders and additional legal information here – https://lnkd.in/ebGaexPM.

Additional information for shareholders can be found here – https://lnkd.in/e3YyzxV9

#VoteForGenco #CorporateGovernance #ShareholderValue #Maritime #Shipping

Earnings Call Script

Genco Shipping & Trading Limited First Quarter 2026

Conference Call Script

Operator:

Good morning, ladies and gentlemen, and welcome to the Genco Shipping & Trading Limited first quarter 2026 earnings conference call and presentation. Before we begin, please note that there will be a slide presentation accompanying today’s conference call. That presentation can be obtained from Genco’s website at www.gencoshipping.com.

To inform everyone, today’s conference is being recorded and is now being webcast at the Company’s website, www.gencoshipping.com. We will conduct a question-and-answer session after the opening remarks; instructions will follow at that time.

The conference call will be available for replay on the Company’s website: http://www.gencoshipping.com.

At this time, I will turn the conference over to the Company. Please go ahead.

Safe Harbor:

Good morning. Before we begin our presentation, I note that in this conference call, we will be making certain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. For a discussion of factors that could cause results to differ, please see the Company’s press release that was issued yesterday, the materials relating to this call posted on the Company’s website, and the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on form 10-K for the year ended December 31st, 2025, and the Company’s reports on Form 10-Q and Form 8-K subsequently filed with the SEC.

At this time, I would like to introduce John Wobensmith, Chairman and CEO of Genco Shipping & Trading Limited.

John Wobensmith:

Good morning everyone. Welcome to Genco’s first quarter 2026 conference call.

I will begin today’s call by reviewing the progress we’ve made executing our Comprehensive Value Strategy and then will review our Q1 2026 highlights and dividend outlook for the remainder of the year. We will then provide additional details on our financial results as well as an update on the industry’s current fundamentals before opening the call up for questions. For additional information, please also refer to our earnings presentation posted on our website.

Starting on slide 5, we believe that how a management team and board allocate capital is critical for generating returns and value to shareholders, especially in a capital-intensive industry such as shipping. With this goal in mind, we created our Comprehensive Value Strategy - a well-defined capital allocation strategy which has resulted in Genco significantly increasing its earnings power and dividend capacity for the benefit of shareholders.

When we implemented the strategy in 2021, we set out to achieve three main objectives: transform Genco into a low-leverage, high-dividend company; maintain significant flexibility to grow the fleet; and pay a sizable quarterly dividend based on a transparent dividend formula.

Over the last five years, we have successfully delivered on each pillar of our differentiated strategy. We fortified our balance sheet to effectively operate and grow in various rate environments and provided shareholders with consistent and sizeable dividends. We also increased the number of premium earning Capesize vessels in our fleet to better take advantage of a strengthening drybulk market and enhance shareholders’ upside potential.

Specifically, over this time, we have invested $557 million in high quality modern vessels and distributed $293 million in dividends to shareholders. We also paid down $119 million in debt reducing our cash flow breakeven rate.

Moving to slide 6, following a strong finish to 2025, we are pleased to have carried this positive momentum into 2026.

During the first quarter, we generated strong cash flows, driven by a time charter equivalent rate of over $19,300 per day, our highest first quarter TCE rate since 2022. We also maximized our revenue generation days during the quarter, achieving fleet-wide utilization of 99.2%.

In what is typically a seasonally softer period, we declared a Q1 dividend of $0.35 per share, more than double our first quarter 2025 dividend. The Q1 dividend also marks our 27th consecutive dividend, the longest uninterrupted period in our drybulk peer group.

Complementing our strong financial performance, we continue to grow and renew our fleet with modern, high specification premium earnings assets and reduce exposure to older, less fuel- efficient vessels.

In March, we took delivery of two 2020-built high-specification Newcastlemax vessels that were immediately deployed in the spot market at firm rates. With both vessels expected to operate for a full quarter in Q2, we anticipate the vessels to have a positive impact on our results and earn a premium to benchmark indices in the spot market.

Capitalizing on the strong and liquid sale and purchase market, we also divested the two oldest and smallest vessels in our fleet during March and April. These sales were at levels above recent broker valuations and demonstrate the rising asset value environment that we currently operate in.

Importantly, we will be redeploying these sale proceeds into a high specification 2019 Imabari built scrubber-fitted Capesize vessel that we agreed to acquire in April and expect to take delivery of in June.

Looking at our recent sale and purchase activity together, these were well-timed investments that further enhanced our operating leverage and increase our focus on sectors with compelling near and long-term supply and demand fundamentals.

Specifically, we have added to our fleet growth through immediate cash flow accretion and further increased our operating leverage, asset value, and dividend capacity for the benefit of shareholders.

We also ended the first quarter with a low net-to-loan value of 20%, which supports our low cash flow breakeven levels and increased earnings power.

As depicted on slide 7, we achieved multiyear highs in Q1 dividend and TCE with strong momentum going into the remainder of the year.

Based on our strong Q2 fixtures to date of $23,900 per day for 66% of our available days, we are well positioned to provide shareholders with growing dividends.

Slide 8 underscores how the current market is demonstrating the power of our dividend model. Including our Q1 dividend, we will have paid $340 million or $7.915 per share in quarterly dividends over the past seven years. Our Q1 dividend of $0.35 per share reflects an increase of 133% year-over-year. With the growth of our premium earning assets, our spot-focused commercial strategy and our sizeable operating leverage in a strengthening drybulk market, we expect to significantly increase our dividend starting in the second quarter and have strong prospects for Q3 and Q4. Based on our fixtures to date and assuming the FFA curve for the balance of the quarter, we project a Q2 dividend of approximately $0.70 per share. Assuming the current forward freight rate curve for the balance of the year, our dividend formula would produce a Q3 dividend of $0.75 per share, and a Q4 dividend of $0.70 per share, bringing our full-year dividend to approximately $2.50 per share. Of course, the FFA curve is subject to change, but these projections show the opportunities provided by our low leverage, high dividend model.

On the next few slides we outline the foundation of Genco’s strong earnings power and dividend capacity.

Turning to slide 9. Genco has one of the lowest cash flow breakeven rates in our peer group. This key differentiator is directly related to our industry low net loan-to-value as well as not having mandatory debt amortization, which further reduces our cash flow breakeven rate and increases our earnings potential.

In addition to increasing Q1 and Q2 TCE to date by 63% and 76% respectively, we continue to far exceed our low cash flow breakeven rate. Specifically, our Q2 TCE of nearly $24,000 per day compares very favorably to our cash flow breakeven rate prior to maintenance capex of under $10,000 per day.

Complementing our low breakeven even rate is our balanced approach to fleet composition, which we present on slide 10. Following recent fleet renewal and the expected Cape delivery in June, we will own a fleet of 20 Capesize and Newcastlemax vessels, as well as 24 Ultramax and Supramax vessels. We continue to balance the high beta and the upside potential of the Capesize sector along with the steadier earnings profile of minor bulk ships. On a vessel ownership basis, our splits are 45% Capes and 55% Ultra/Supras. However, when viewed on a net revenue basis over the last two years, we are over 50% weighted towards Capesize vessels, putting us in a unique position in our peer group to benefit from a strengthening freight rate environment

Turning to slide 11, we balance our high operating leverage with low financial leverage, which provides us with financial flexibility in various freight market conditions. In strong markets, Genco generates meaningful cash flow with its industry low breakeven rate and scalable fleet. In market downturns, Genco’s low financial leverage and undrawn revolver availability allow the Company to take advantage of countercyclical growth opportunities.

On slide 12, we highlight the significant operating leverage provided by our pro forma fleet of 44 vessels. Every $1,000 fleet-wide TCE increase equates to $16 million of incremental annualized EBITDA, or $0.36 per share. Every $5,000 increase in TCE for our 20 Newcastlemax and Capesize vessels equates to $36 million, or $0.81 per share, of incremental earnings and dividend capacity.

The positioning of our fleet today is the result of the steady execution of our strategic plan over multiple years. In 2023, our management team and board formulated a strategy focused on capitalizing on the compelling supply and demand fundamentals of the Capesize sector led by the sector having the lowest orderbook with long-haul ton-mile expansion on the horizon.

Our thesis has played out as expected. Since we began reinvesting in Capes in Q4 2023, Capesize vessels have been the best performing drybulk class from an earnings and an asset value appreciation perspective. Notably, we have generated an IRR of over 30% on these ships since acquisition.

Lastly, turning to slide 13, Genco continues to prioritize strong corporate governance, which has distinguished our company from our peers and underpinned our shareholder-focused outperformance. We are the only U.S.-listed drybulk shipping company with no related party transactions, and we provide detailed disclosures on our strategy and performance with compensation aligned to shareholders’ interests. We have a majority independent and diverse board with 50% female directors, and we are the only U.S.-listed drybulk company with an annually elected Board. We are also consistently ranked in the top quartile on corporate governance among public shipping companies by Webber Research. Our corporate governance is a core part of our identity and reflects our Board’s commitment to upholding the highest standards of fiduciary duty and governance excellence.

I will now turn the call over to Peter Allen, our Chief Financial Officer.

Peter Allen:

Thank you, John.

On slides 15 through 17, we highlight our first quarter financial results. Genco recorded net income of $9.3 million or $0.21 basic and diluted earnings per share. Adjusted net income is $11.3 million or $0.26 basic and diluted earnings per share excluding a gain on sale of vessel of $2.1 million, other operating expenses of $3.8 million for shareholder related expenses, impairment on vessel assets of $0.5 million and unrealized fuel gains $0.2 million. Adjusted EBITDA for Q1 totaled $36.2 million, an increase of 358% as compared to Q1 2025. This was led by a TCE of $19,346 per day which rose by 63% as compared to Q1 2025 while the cost structure was similar on a year-over-year basis highlighting the operating leverage inherent in our fleet.

We continue to generate meaningful cash flow and maintain significant financial flexibility. Our cash and debt positions as of March 31, 2026 were $55 million and $330 million, respectively. Our undrawn revolver availability at quarter-end was $350 million.

We also continued to make good progress renewing and growing our fleet, having entered into sale and purchase transactions that were immediately accretive to cash flow and net asset value. In March, we took delivery of two 2020-built Newcastlemax vessels. We drew down $130 million from our revolver to fund the remaining capex. Additionally in March, we sold the Genco Picardy, a 2005-built Supramax vessel, to third-party buyers for gross proceeds of $10.6 million, well above broker estimates demonstrating the rising asset value environment. We recorded a gain of $2.1 million in the first quarter relating to this sale. In April, we delivered the Genco Predator, another 2005-built Supramax vessel, to buyers, and we expect to record a similar gain in Q2.

Also in April, we agreed to purchase a 2019-built high specification Capesize vessel which we expect to take delivery of in June. We have $65 million of capex for this acquisition, which we expect to fund primarily through proceeds from our revolver and redeployment of capital from the aforementioned vessel sales.

We believe that the Capesize sector will continue to be the best performer in the drybulk market with the highest returns given low net fleet growth and longer trading distances. We believe the tightness in the Capesize market is not temporary but structural, providing Capesizes with the highest baseline earnings profile but also the highest upside potential. Despite multiple years of outperformance from an earnings and asset value appreciation perspective, Capes still offer the best returns among the drybulk sectors.

With our full revolving credit facility structure, we plan to continue actively managing our cash and debt positions to reduce interest expense,

while maintaining access to capital to act on growth opportunities as we have demonstrated in recent years. We view our strong balance sheet as a strategic asset that enables us to act quickly and decisively as we have demonstrated in recent years with our accretive growth initiatives.

As outlined on slide 18, we believe that Genco is in an advantageous position. A pro forma fleet of 44 high-quality, modern drybulk vessels, our significant operating leverage combined with low financial leverage, a sub $10,000 cash flow breakeven rate and $350 million of undrawn revolver availability collectively provide an attractive risk-reward balance for shareholders.

Furthermore, we continue to reward shareholders through our compelling quarterly dividends. Our established and transparent dividend policy targets a distribution based on 100% of operating cash flow less a voluntary reserve as described on slide 19. In the first quarter, our board declared a $0.35 per share dividend based on operating cash flow of $35 million and a voluntary quarterly reserve of $19.5 million, which is more than double our first quarter 2025 dividend.

Looking ahead to Q2 2026, we currently have 66% of owned available days fixed at a rate of approximately $23,900 per day as compared to our anticipated cash flow breakeven rate excluding drydocking related capex of approximately $9,800 per vessel per day. Importantly, Q2 2026 TCE is on pace to increase by over 70% YOY. As a result, we expect a significantly higher dividend in Q2 2026 as compared to both Q1 2026 and Q2 2025.

Our quarterly dividend has a near perfect correlation to drybulk freight rates – said differently, when freight rates move up, like they have been in 2026, so do our dividends.

Q2 will also mark the first quarter in which our 2025 acquisitions will be fully integrated into our fleet. These acquisitions alone are expected to have a quarterly dividend impact of approximately $0.15 per share in Q2 to Q4 of 2026, exemplifying how accretive these acquisitions have been. These acquisitions, which grew the fleet by 20%, were funded with our existing liquidity, accentuating the benefit for shareholders, as each Genco share immediately received this uplift in earnings making these transactions highly accretive to cash flows, to the dividend and to all Genco shareholders.

I will now turn the call over to Michael Orr, our drybulk market analyst to discuss the current industry landscape.

Michael Orr:

Thank you, Peter.

Beginning on slide 21, the drybulk freight rate market ended 2025 on a strong note and carried that momentum over to the start of 2026. The Baltic Capesize Index averaged approximately $23,000 per day during the first quarter, one of the highest first quarter averages over the last 15 years. In Q2 to date, the BCI has averaged over $32,000 per day, while the forward curve points to continued strength at similar levels through the remainder of the year.

Turning to slide 22, China continues to import large volumes of iron ore led by abundant seaborne supplies from Brazil and Australia. Specifically, China’s iron ore imports in Q1 2026 increased by 11% on a year-over-year basis. Brazilian iron ore export growth has been flat to start the year but expected to ramp up as the year progresses. Historically, Brazilian exports are approximately 20% higher in the second half, as compared to the first half, of the year.

Turning to slide 23, we highlight the long-haul iron ore and bauxite trade growth expected from Brazil and West Africa in the coming years. In the first quarter of 2026, the bauxite trade continued to exhibit firm growth rates. China’s imports rose by 23% YOY in Q1 to nearly 60MT, with Guinea accumulating approximately 80% market share. This trade has been supportive to Capesize vessels in recent months given the ton mile intensity of the trade route.

Going forward, given the scale of the expected growth projects from Simandou on the iron ore side as well as continue iron ore growth from Vale in Brazil and bauxite out of West Africa, these incremental volumes could absorb potentially over 200 Capesize vessels, which is the majority of the current Capesize newbuilding orderbook. Supply constraints in newbuilding activity combined with added long haul trading distances are two key catalysts for the sector. We expect West African iron ore flows to ramp up in 2026 and in the years ahead, after first shipments were made in 2025.

Furthermore, as detailed on slide 24, with the escalation of geopolitical tensions in recent months, the key theme of energy security has once again risen to the forefront. For drybulk specifically, that translates to augmented demand for coal, as a potential replacement for other sources of energy that have either experienced disruptions or rising prices. Notably, we have seen an increase in coal cargoes originating from the US and Colombia with Asian destinations. These long haul trade routes once again further stretch the drybulk fleet. With the increase in fuel prices, we’ve also seen an approximate 3% decrease in global fleet speeds, which is another driver of a reduction in fleet capacity supportive of freight rates.

In terms of newbuilding deliveries in the year-to-date as outlined on slide 25, net fleet growth in Q1 2026 was 3.7%, split between 1% net fleet growth for Capesizes and 4% to 6% net fleet growth for Panamaxes down to Handysizes. Specifically, we have only seen 11 Capes delivered to the global fleet so far this year, which represents a reduction of 75% as compared to the 15 year average, highlighting the impact of the low orderbook coming to fruition in 2026, which is a key pillar of the Cape and drybulk thesis.

Additionally, as scrapping has remained low in recent years, the age of the global fleet has risen to nearly 13 years old, the highest average age of the global drybulk fleet since 2010. This has increased the pool of potential scrapping candidates as 12% of the on the water fleet is 20 years old or older, which is nearly identical to the global drybulk orderbook as a percentage of the fleet of 12%. This implies net replacement of tonnage over time as opposed to any material net fleet growth.

While we expect volatility in the freight market to persist, the foundation of a low supply growth picture provides a solid basis for our positive view of the drybulk market going forward.

I’ll now turn it back over to John to conclude the call.

John Wobensmith:

Thank you, Michael. Turning to slide 27, we are pleased with the significant momentum we achieved in the first quarter, building off a strong end to 2025. The first quarter marked another period of disciplined execution of our Comprehensive Value Strategy, highlighted by fleet growth and increased earnings power and dividend capacity.

With the expansion of our premium earning asset base, our leading commercial operating platform, strong balance sheet, and significant operating leverage in a strengthening drybulk market, we are well positioned to create meaningful value and superior returns for shareholders in 2026 and beyond. Assuming the current forward freight rate curve for the balance of the year, our dividend formula would produce a total dividend of approximately $2.50 per share in 2026.

I also note that asset values continue to move higher and our NAV has significantly increased thus far in 2026. The average NAV published by five Genco equity analysts is $25.80 per share.

As we move through the year, we remain focused on advancing our low-leverage, high dividend payout model, further growing our high specification premium earning fleet, and maintaining our industry leading corporate governance standards to benefit all Genco shareholders.

Before we turn the call over to Q&A, I’d like to briefly address the important vote our shareholders will have at our upcoming Annual Meeting.

This morning, we filed our definitive proxy statement, which includes the Board’s recommendation that Genco shareholders vote for the reelection of our highly qualified and experienced directors, all of whom are deeply committed to driving shareholder value.

As many of you know, one of our direct competitors, Diana Shipping, is attempting to take control of Genco at a discount. To achieve its objective, Diana has made a series of inadequate private and public acquisition proposals. Our Board established a committee comprised of independent directors, which evaluated Diana’s recent proposals with the assistance of external advisors. That committee and the full Board unanimously rejected Diana’s proposals, determining that they undervalued the Company. Instead of engaging constructively, Diana has acquired a significant stake in Genco’s stock and recently commenced a tender offer. They have also nominated directors to replace the entire Genco Board with their own handpicked nominees.

Our Board has addressed Diana’s actions appropriately in accordance with its fiduciary duties at every step of the way and will continue to take actions that are in the best interests of all Genco shareholders.

The earnings results that we announced today demonstrate that our Comprehensive Value Strategy is working. We are delivering strong results and returns, and our shareholders are poised to continue benefiting as we create additional value in a strengthening drybulk market.

In contrast, Diana’s low-ball proposals and its proxy fight put our shareholders’ investments at serious risk. If Diana’s nominees are added to our Board, they could force Genco into a sale at an inadequate price that deprives shareholders of the full value of their investment. Or, they could take other value destructive actions.

That is why we are standing firm in our belief that the current Genco Board is best positioned to guide the Company forward and drive superior returns for shareholders.

With that said, please note the purpose of today’s call is to discuss our strong first quarter results and compelling opportunities ahead given our differentiated position in the strengthening drybulk market. We ask that you please keep your questions focused on our results, performance, and industry trends. Thank you in advance.

This concludes our presentation, and we would now be happy to take your questions.

Q&A

Operator:

At this time, there are no more questions. This concludes the Genco Shipping & Trading Limited conference call. Thank you and have a nice day.

Website Updates

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This website contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this website are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

On May 7, 2026, the Company filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s definitive proxy statement on Schedule 14A in connection with the 2026 Annual Meeting of Shareholders, filed with the SEC on May 7, 2026 (available here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.

How to Vote

Voting is quick and easy

Vote “FOR” the reelection of Genco’s six directors and according to the Board’s other recommendations on the Company’s WHITE proxy card, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals. You can vote by telephone, online, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

✓	FOR

The reelection of Paramita Das, Kathleen C. Haines, Basil G. Mavroleon, Karin Y. Orsel, Arthur L. Regan and John C. Wobensmith along with proposals 2,3, 4 and 5

✗	WITHHOLD

Diana’s handpicked nominees

✗	AGAINST

Shareholder proposals 6 and 7

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This communication contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this communication are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

On May 7, 2026, the Company filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s definitive proxy statement on Schedule 14A in connection with the 2026 Annual Meeting of Shareholders, filed with the SEC on May 7, 2026 (available here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.